Schedule A
Dated January 30, 2019
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Anti-Benchmark® International Core Equity Fund	Y	0.69%	January 30, 2020
	Institutional	0.59%
Touchstone Anti-Benchmark® US Core Equity Fund	Y	0.54%	January 30, 2020
	Institutional	0.44%
Touchstone Active Bond Fund	A	0.90%	January 30, 2020
	C	1.65%
	Y	0.65%
	Institutional	0.57%
Touchstone Arbitrage Fund	A	1.68%	January 30, 2020
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Emerging Markets Small Cap Fund	A	1.69%	January 30, 2020
	C	2.44%
	Y	1.44%
	Institutional	1.29%
Touchstone High Yield Fund	A	1.05%	January 30, 2020
	C	1.80%
	Y	0.80%
	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.85%	January 30, 2020
	C	1.60%
	Y	0.60%
	Institutional	0.50%
Touchstone Merger Arbitrage Fund	A	1.68%	January 30, 2020
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Mid Cap Fund	A	1.24%	January 30, 2020
	C	1.99%
	Y	0.99%
	Institutional	0.92%
	Z	1.24%

Touchstone Mid Cap Value Fund	A	1.22%	January 30, 2020
	C	1.97%
	Y	0.97%
	Institutional	0.84%
Touchstone Premium Yield Equity Fund	A	1.20%	January 30, 2020
	C	1.95%
	Y	0.95%
Touchstone Small Cap Fund	A	1.38%	January 30, 2020
	C	2.13%
	Y	1.13%
	Institutional	1.05%
Touchstone Small Cap Value Fund	A	1.38%	January 30, 2020
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	January 30, 2020
	C	1.19%
	Y	0.44%
	Z	0.69%
	S	0.94%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano

Steven M. Graziano President
By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer